EXHIBIT 99.2

Whole Foods Market Reports Fourth Quarter Results

Outlook for Fiscal Year 2016 Reflects Company's Actions to Rebuild Sales and Create a Solid Foundation for Long-Term Profitable Growth

AUSTIN, Texas, Nov. 4, 2015 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (NASDAQ:WFM) today reported results for the 12-week fourth quarter ended September 27, 2015. For the quarter, total sales increased 6% to a record $3.4 billion. Comparable store sales on a constant currency basis decreased 0.2%. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $196 million, or 5.7% of sales, and diluted earnings per share were $0.16. Results included a non-cash asset impairment charge of $46 million, or $0.08 per diluted share, and a restructuring charge of $34 million, or $0.06 per diluted share. Excluding these charges, EBITDA margin was 8.0%, and return on invested capital was 15%.

"In the face of increasing competition, we are not standing still.  We have made measurable progress on many of our strategic initiatives over the past year, while producing industry-leading sales per gross square foot of $970, a record $1.1 billion in cash flow from operations, and healthy returns on invested capital," said John Mackey, co-founder and co-chief executive officer of Whole Foods Market. "Through our strong balance sheet and robust cash flow, we self-funded our new store development and strategic investments while returning close to $700 million to our shareholders through dividends and share repurchases."

"There has never been a time where customers have had more interest in what they eat, where it comes from and who's growing it.  Our company mission, commitment to transparency, and culture of innovation are more relevant than ever, and we see tremendous growth potential as food consciousness continues to evolve," said Walter Robb, co-chief executive officer of Whole Foods Market. "We recognize the need to move faster and go deeper to rebuild traffic and sales and create a solid foundation for long-term profitable growth and are taking the necessary steps to better communicate our differentiation, improve our value perception, and fundamentally evolve our business."

During the quarter, the Company produced $132 million in cash flow from operations, invested $172 million in capital expenditures, returned $47 million in quarterly dividends to shareholders and repurchased $325 million or 9.9 million shares of common stock. The Company ended the quarter with total cash and cash equivalents, restricted cash, and investments of approximately $582 million. Subsequent to the end of the quarter, the Company repurchased $60 million or 2.0 million shares of common stock.

In a separate release today, the Company announced a new capital allocation strategy that reflects confidence in the Company's future growth and cash flow generation, while expanding its commitment to return capital to shareholders. As part of this strategy, the Company's Board of Directors authorized a new $1 billion share repurchase program and declared a 4% increase in the quarterly dividend to $0.135 per share. In addition, the Company recently entered into a $500 million five-year revolving credit facility and announced its intent to incur additional long-term debt of up to $1 billion prior to the end of the first quarter. The amount and composition of this debt will depend on market conditions and capital allocation considerations at the time the debt is incurred. The Company may also incur additional short-term debt of up to $350 million, which would be repaid with proceeds from the long-term debt. Proceeds from any debt incurred would be used for general corporate purposes, including the repurchase of stock.

The following table provides information on the Company's comparable store sales trends for the fourth quarter and for the first five weeks of the 16-week first quarter. Sales of a store are deemed comparable commencing in the 57th full week after the store was opened or acquired and are presented on a constant currency basis. Companies define comparable store sales differently; thus, growth rates across companies may not be comparable.

	Comps	Change in Transactions	Change in Basket Size
Q4 ended September 27, 2015	(0.2)%	(0.8)%	0.6%
Q1 through November 1, 2015	(2.1)%

Gross margin declined 96 basis points to 34.5% due primarily to an increase in cost of goods sold as a percentage of sales. LIFO was a $2 million credit in the current year versus a $5 million charge in the prior year, a positive impact of 24 basis points year over year.

Excluding asset impairment and restructuring charges, SG&A increased 68 basis points to 29.1% of sales. The increase was primarily due to higher depreciation and was partially offset by leverage in salaries and benefits as a percentage of sales.

Fiscal Year Results

For the 52-week period ended September 27, 2015, total sales increased 8% to $15.4 billion. Comparable store sales increased 2.5%. Average weekly sales per store were $715,000, translating to sales per gross square foot of approximately $970. EBITDA was $1.3 billion, or 8.4% of sales, and diluted earnings per share were $1.48. Excluding fourth quarter asset impairment and restructuring charges, EBITDA margin was 9.0%.

Fiscal year 2015 comparable store sales growth and ROIC by age class are presented in the following table.

	Comps	ROIC*	# of Stores	% of Square Footage	Average Age (s.f. weighted)
> 11 years	1.1%	104%	179	38%	17
5 to 11 years	1.5%	55%	105	35%	8
< 5 years	7.6%	18%	106	27%	3
All comparable stores	2.5%	53%	390	100%	10
*Defined as store-level income after taxes (excluding Q4 restructuring and asset impairment charges) divided by average invested capital; does not include any as-if effect of capitalizing operating leases

For the fiscal year, the Company produced $1.1 billion in cash flow from operations and invested $851 million in capital expenditures, of which $516 million related to new stores. This resulted in free cash flow of $278 million. In addition, the Company paid $184 million in quarterly dividends to shareholders and repurchased $513 million of common stock.

Progress on Strategic Initiatives:

  Record 38 new store openings
  Sales of over $2 billion in Exclusive Brands and close to $3 billion in prepared foods and bakery
  First national brand campaign
  Implementation of Workday for online HR management
  Introduction of labor scheduling tool to one of the Company's largest store teams
  Launch of new mobile app
  Affinity program pilot
  Largest Apple Pay retailer in terms of transactions and sales
  Instacart partnership offering fresh grocery delivery to more homes in the U.S. than any other food retailer
  Initial rollout of a new, unified point-of-sale system

Growth and Development

In the fourth quarter, the Company opened ten new stores, including a relocation and a former Dominick's location. In the first quarter, the Company has opened two new stores, and expects to open one additional store. This fiscal year's store opening schedule is back-end loaded, with approximately 19 stores opening in the second half of the year.

The Company recently signed seven new leases for four Whole Foods Market and three 365 by Whole Foods Market™ stores. The Whole Foods Market leases average 50,000 square feet and are located in Ft. Myers, FL; Wheaton, IL (relocation); Sudbury, MA; and Cleveland, OH (relocation). The 365 leases average 28,000 square feet and are located in San Francisco, CA; Cincinnati, OH; and Cedar Park (Austin), TX and reflect stores scheduled to open through 2019.

The Company sees potential for 1,200 Whole Foods Market stores in the United States, with the new 365 format expanding the growth opportunity beyond 1,200 stores. The following table provides additional information about the Company's new and acquired stores and development pipeline for Whole Foods Market and 365 stores scheduled to open through fiscal year 2021.

New Store Information	FY15	FY16 YTD Five Weeks	Current Leases Signed
Number of stores (including relocations)	38	2	111
Relocations	6	0	15
Percentage in new markets	11%	0%	21%
Total square footage	1,653,000	90,000	4,810,000

Fiscal Year 2016 Outlook

The Company remains focused on the metrics it believes are key to the long-term health of its business and is targeting:

  Sales growth of 3% to 5%
  Approximately 30 new stores, including three 365 stores and two to three relocations
  Square footage growth of 7% or greater
  EBITDA margin of approximately 8.5%
  Capital expenditures of 5% of sales
  ROIC greater than 13.5%

The Company's results are highly dependent on comps, which have been particularly difficult to predict in this competitive landscape.  While there has been some stabilization in the two-year comp trend since the end of the fourth quarter, it has been only five weeks.  The Company is hopeful that comps will improve over the course of the year given its toughest comparison is in the first quarter, and many sales-building initiatives are still gaining traction or are planned to roll out later in the year.  The higher end of the sales outlook reflects a 2.8% two-year comp, in line with the current run rate, and flat comps for the year, improving from -2% in the first quarter, to relatively flat in the second and third quarters, to 3% by the fourth quarter.  The lower end of the sales outlook reflects the possibility that comps could get marginally worse before they get better, with an inflection point later in the year.

Primarily reflecting its value efforts, the Company expects the year-over-year decline in gross margin, excluding LIFO, in fiscal year 2016 to be greater than last year's 45 basis point decline.  The Company has identified SG&A improvements of approximately 60 basis points for the fiscal year, including the impact of the recent restructuring.  These savings are expected to be greater in the second half of the year than in the first and more than offset by the cost of initiatives to drive traffic and sales, as well as higher occupancy, depreciation and other costs.  Therefore, the Company expects a decline in operating margin of up to 75 basis points, from the 6.1% reported for fiscal year 2015, excluding charges.

The Company's intent is to spend the majority of the $1 billion buyback authorization in the first half of the fiscal year.  Excluding an estimated $0.05 to $0.07 per diluted share in net accretion related to these debt-financed buybacks, the Company expects diluted earnings per share for the fiscal year of $1.50 or greater.  The Company will be facing its toughest comp and earnings comparisons in the first quarter, which will also include approximately $0.01 per diluted share in costs associated with the recent restructuring.

Seasonality

The Company notes that average weekly sales and gross profit as a percentage of sales are typically highest in the second and third fiscal quarters, and lowest in the fourth fiscal quarter due to seasonally slower sales during the summer months. Gross profit as a percentage of sales is also lower in the first fiscal quarter due to the product mix of holiday sales.

About Whole Foods Market

Founded in 1978 in Austin, Texas, Whole Foods Market is the leading natural and organic foods supermarket, the first national "Certified Organic" grocer, and uniquely positioned as America's Healthiest Grocery Store™. In fiscal year 2015, the Company had sales of approximately $15 billion and currently has 433 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 91,000 team members and has been ranked for 18 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine. For more information, please visit www.wholefoodsmarket.com.

Disclaimer on Forward-looking Statements

Certain statements in this press release and from time to time in other filings with the Securities and Exchange Commission, news releases, reports, and other written and oral communications made by us and our representatives, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as "anticipate," "believe," "estimate," "expect," "continue," "could," "can," "may," "will," "likely," "depend," "should," "would," "plan," "predict," "target," and similar expressions, and include references to assumptions and relate to our future prospects, developments and business strategies. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are based on the Company's current assumptions and involve risks and uncertainties that may cause our actual results to be materially different from such forward-looking statements and could materially adversely affect our business, financial condition, operating results and cash flows. These forward-looking statements may include comments relating to, among other things, future earnings per share and the Company's intention to obtain additional debt in the near term and to make planned share repurchases, some of which are subject to risks and uncertainties relating to general business conditions, conditions in the credit and capital markets, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other factors which are often beyond the control of the Company, as well other risks listed in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2014 and Quarterly Report on Form 10-Q for the third quarter ended July 5, 2015, and other risks and uncertainties not presently known to us or that we currently deem immaterial. We wish to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial-in number is (877) 876-9177, and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at www.wholefoodsmarket.com/company-info/investor-relations.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except per share amounts)

	12 weeks ended		52 weeks ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Sales	$ 3,438	$ 3,256	$ 15,389	$ 14,194
Cost of goods sold and occupancy costs	2,252	2,102	9,973	9,150
Gross profit	1,186	1,154	5,416	5,044
Selling, general and administrative expenses	1,080	925	4,472	4,032
Operating income before pre-opening and store closure	106	229	944	1,012
Pre-opening expenses	14	22	67	67
Relocation, store closure and lease termination costs	4	2	16	11
Operating income	88	205	861	934
Investment and other income, net of interest expense	4	2	17	12
Income before income taxes	92	207	878	946
Provision for income taxes	36	79	342	367
Net income	$ 56	$ 128	$ 536	$ 579

Basic earnings per share	$ 0.16	$ 0.35	$ 1.49	$ 1.57
Weighted average shares outstanding	354.6	360.7	358.5	367.8

Diluted earnings per share	$ 0.16	$ 0.35	$ 1.48	$ 1.56
Weighted average shares outstanding, diluted basis	356.1	362.6	360.8	370.5

Dividends declared per common share	$ 0.13	$ 0.12	$ 0.52	$ 0.48

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	12 weeks ended		52 weeks ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net income (numerator for basic and diluted earnings per share)	$ 56	$ 128	$ 536	$ 579
Weighted average common shares outstanding (denominator for basic earnings per share)	354.6	360.7	358.5	367.8
Incremental common shares attributable to dilutive effect of share-based awards	1.5	1.9	2.3	2.7
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	356.1	362.6	360.8	370.5

Basic earnings per share	$ 0.16	$ 0.35	$ 1.49	$ 1.57
Diluted earnings per share	$ 0.16	$ 0.35	$ 1.48	$ 1.56

Whole Foods Market, Inc.
Consolidated Statements of Comprehensive Income (unaudited)
(In millions)

	12 weeks ended		52 weeks ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net income	$ 56	$ 128	$ 536	$ 579
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(6)	(9)	(21)	(8)
Other comprehensive loss, net of tax	(6)	(9)	(21)	(8)
Comprehensive income	$ 50	$ 119	$ 515	$ 571

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
(In millions)

Assets	September 27, 2015	September 28, 2014
Current assets:
Cash and cash equivalents	$ 237	$ 190
Short-term investments - available-for-sale securities	155	553
Restricted cash	127	109
Accounts receivable	218	198
Merchandise inventories	500	441
Prepaid expenses and other current assets	108	97
Deferred income taxes	199	168
Total current assets	1,544	1,756
Property and equipment, net of accumulated depreciation and amortization	3,163	2,923
Long-term investments - available-for-sale securities	63	120
Goodwill	710	708
Intangible assets, net of accumulated amortization	79	81
Deferred income taxes	144	132
Other assets	38	24
Total assets	$ 5,741	$ 5,744

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$ 3	$ 2
Accounts payable	295	276
Accrued payroll, bonus and other benefits due team members	436	379
Dividends payable	45	43
Other current liabilities	473	557
Total current liabilities	1,252	1,257
Long-term capital lease obligations, less current installments	62	60
Deferred lease liabilities	587	548
Other long-term liabilities	71	66
Total liabilities	1,972	1,931

Commitments and contingencies

Shareholders' equity:
Common stock, no par value, 1,200 and 600 shares authorized; 377.1 shares issued; 348.9 and 360.4 shares outstanding at 2015 and 2014, respectively	2,904	2,863
Common stock in treasury, at cost, 28.2 and 16.7 shares at 2015 and 2014, respectively	(1,124)	(711)
Accumulated other comprehensive loss	(28)	(7)
Retained earnings	2,017	1,668
Total shareholders' equity	3,769	3,813
Total liabilities and shareholders' equity	$ 5,741	$ 5,744

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	52 weeks ended
	September 27, 2015	September 28, 2014
Cash flows from operating activities
Net income	$ 536	$ 579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	439	377
Impairment of long-lived assets	48	1
Share-based payment expense	64	68
LIFO expense	1	16
Deferred income tax benefit	(43)	(78)
Excess tax benefit related to exercise of team member stock options	(11)	(9)
Accretion of premium/discount on marketable securities	17	27
Deferred lease liabilities	32	36
Other	5	11
Net change in current assets and liabilities:
Accounts receivable	(21)	(14)
Merchandise inventories	(61)	(41)
Prepaid expenses and other current assets	(9)	(4)
Accounts payable	20	30
Accrued payroll, bonus and other benefits due team members	58	12
Other current liabilities	47	54
Net change in other long-term liabilities	7	23
Net cash provided by operating activities	1,129	1,088
Cash flows from investing activities
Development costs of new locations	(516)	(447)
Other property and equipment expenditures	(335)	(263)
Purchases of available-for-sale securities	(494)	(720)
Sales and maturities of available-for-sale securities	928	1,054
Purchases of intangible assets	(3)	(20)
Decrease (increase) in restricted cash	(19)	2
Payment for purchase of acquired entities, net of cash acquired	(4)	(73)
Other investing activities	(12)	(17)
Net cash used in investing activities	(455)	(484)
Cash flows from financing activities
Purchases of treasury stock	(513)	(578)
Common stock dividends paid	(184)	(170)
Issuance of common stock	66	42
Excess tax benefit related to exercise of team member stock options	11	9
Other financing activities	(2)	(1)
Net cash used in financing activities	(622)	(698)
Effect of exchange rate changes on cash and cash equivalents	(5)	(6)
Net change in cash and cash equivalents	47	(100)
Cash and cash equivalents at beginning of period	190	290
Cash and cash equivalents at end of period	$ 237	$ 190

Supplemental disclosure of cash flow information:
Federal and state income taxes paid	$ 383	$ 429

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation.

The Company defines Adjusted EBITDA as EBITDA plus non-cash share-based payment expense and deferred rent. The following is a tabular reconciliation of the non-GAAP financial measure Adjusted EBITDA to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	12 weeks ended		52 weeks ended
EBITDA and Adjusted EBITDA	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net income	$ 56	$ 128	$ 536	$ 579
Provision for income taxes	36	79	342	367
Investment and other income, net of interest expense	(4)	(2)	(17)	(12)
Operating income	88	205	861	934
Depreciation and amortization	108	91	439	377
EBITDA	196	296	1,300	1,311
Share-based payment expense	13	17	64	68
Deferred rent	7	10	34	40
Adjusted EBITDA	$ 216	$ 323	$ 1,398	$ 1,419

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	12 weeks ended		52 weeks ended
Free Cash Flow	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net cash provided by operating activities	$ 132	$ 229	$ 1,129	$ 1,088
Development costs of new locations	(105)	(118)	(516)	(447)
Other property and equipment expenditures	(67)	(67)	(335)	(263)
Free Cash Flow	$ (40)	$ 44	$ 278	$ 378

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Return on Invested Capital ("ROIC") as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines ROIC as adjusted earnings divided by average invested capital. Adjustments to earnings are defined in the following tabular reconciliation. Invested capital reflects a trailing four-quarter average.

	52 weeks ended
ROIC	September 27, 2015	September 28, 2014
Net income	$ 536	$ 579
Interest expense, net of tax	--	--
Adjusted earnings	536	579
Total rent expense, net of tax[1]	261	241
Estimated depreciation on capitalized operating leases, net of tax[2]	(174)	(161)
Adjusted earnings, including the effect of capitalized operating leases	$ 623	$ 659

Average working capital, excluding current portion of long-term debt	$ 472	$ 744
Average property and equipment, net	3,066	2,670
Average other assets	1,084	1,108
Average other liabilities	(637)	(573)
Average invested capital	3,985	3,949
Average estimated asset base of capitalized operating leases[3]	3,417	3,154
Average invested capital, including the effect of capitalized operating leases	$ 7,402	$ 7,103

ROIC	13.4%	14.7%
ROIC, including the effect of capitalized operating leases	8.4%	9.3%

[1] Total rent includes minimum base rent of all tendered leases
[2] Estimated depreciation equals two-thirds of total rent expense
[3] Estimated asset base equals eight times total rent expense
CONTACT: Investor Relations Contact:
         Cindy McCann
         VP of Investor Relations
         512.542.0204

         Media Contact:
         Robin Kelly
         Robin.Kelly@wholefoods.com
         617.417.3895